Exhibit 4.1

CERTIFICATE OF INCREASE

OF

SERIES J CONVERTIBLE PREFERRED STOCK

OF

LIGHTING SCIENCE GROUP CORPORATION

Pursuant to Section 151(g) of the

General Corporation Law of the State of Delaware

Lighting Science Group Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”) DOES HEREBY CERTIFY:

That pursuant to the authority expressly granted and vested in the Board of Directors of the Corporation (the “Board”) by the Amended and Restated Certificate of Incorporation of the Corporation (as amended from time to time, the “Certificate of Incorporation”), the Board has adopted the following resolutions increasing the number of authorized shares of Series J Convertible Preferred Stock (“Series J Preferred Stock”) of the Corporation:

RESOLVED, that pursuant to the Amended and Restated Certificate of Designation of Series J Convertible Preferred Stock of the Corporation (as amended from time to time, the “Series J Certificate of Designation”), the Corporation was authorized to issue 95,100 shares of Series J Preferred Stock as a series of the Corporation’s authorized Preferred Stock, par value $0.001 per share; and, be it

FURTHER RESOLVED, that pursuant to the authority expressly granted and vested in the Board in accordance with the provisions of the Certificate of Incorporation of the Corporation and the consent of the holders of a majority of the outstanding shares of Series J Preferred Stock, as required by the Series J Certificate of Designation, the number of shares of Preferred Stock of the Corporation designated as Series J Preferred Stock be, and hereby is, increased from 95,100 shares to 120,000 shares; and, be it

FURTHER RESOLVED, that each of the Chief Executive Officer and the Secretary of the Corporation be and hereby are authorized and directed in the name and on behalf of the Corporation to execute and file a Certificate (the “Certificate of Increase”) with the Secretary of State of the State of Delaware increasing the number of shares constituting the Series J Preferred Stock from 95,100 shares to 120,000 shares and to take any and all other actions deemed necessary or appropriate to effectuate these resolutions; and, be it

FURTHER RESOLVED, that any officer of the Corporation be, and each hereby is, authorized and directed for and in the name of and on behalf of the Corporation to prepare, file and deliver any and all notices or other filings that may be required by applicable law, the Series J Certificate of Designation or the Certificate of Increase.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Increase to be duly executed on its behalf by its undersigned Chief Executive Officer as of January 27, 2017.

By:	/s/ Ed Bednarcik
Name:	Ed Bednarcik
Title:	Chief Executive Officer